Exhibit Index

EXHIBIT NO. (99) Press release, dated October 2, 2010 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release For Further Information
 Refer to:  John J. Haines
 260-824-2900

FRANKLIN ELECTRIC REPORTS AN INCREASE IN THIRD QUARTER EARNINGS PER SHARE OF 41 PERCENT

Bluffton, Indiana – November 1, 2010 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported third quarter 2010 diluted earnings per share of $0.52, an increase of 41 percent compared to 2009 third quarter diluted earnings per share of $0.37.  Earnings per share before restructuring charges were $0.53, an increase of 33 percent compared to the prior year.  Third quarter 2010 sales were $188.4 million, an increase of 13 percent compared to 2009 third quarter sales of $166.0 million.   Year to date through September, consolidated sales were $538.8 million, an increase of 12 percent from the same period of 2009 and diluted earnings per share were $1.30 as reported or $1.55 before restructuring charges and legal settlements, an increase of 63 percent versus the first nine months of 2009.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“We were pleased with our operational performance during the third quarter.  Our organic consolidated sales growth was 12 percent; and earnings per share before restructuring charges increased by 33 percent to $0.53, which was reduced by about $0.01 per share due to the transaction expenses for our recently announced Petrotechnik acquisition.

Water Systems sales grew by 11 percent compared to the third quarter 2009.  All of the growth was organic and was well balanced among markets in North America, Europe and developing regions.  Our Water Systems operating income before restructuring grew by 10 percent and was the highest third quarter operating income level for Water Systems in the Company’s history.

Our Fueling Systems business had a strong third quarter.  Overall Fueling Systems sales increased by 25 percent and operating income before restructuring increased by 65 percent compared to the third quarter last year.  Internationally, Fueling Systems sales were particularly strong—growing by 73 percent during the quarter.

An important element of our growth strategy for our Fueling Systems business is to expand and strengthen our international distribution network.  The number of vehicles on the road in many international regions is growing rapidly—increasing the need for investment in new filling station infrastructure.  In addition, we believe that many of the existing stations in international markets will be upgraded to operate more efficiently and to comply with more rigorous environmental standards.  This too represents a growth opportunity for our Fueling Systems business.  This is why we were particularly pleased to announce the acquisition of Petrotechnik Limited and its subsidiaries (“Petrotechnik”), a global supplier of pipe and containment systems for filling stations.  By combining Petrotechnik with our existing pipe and containment business, Franklin Fueling is now the world’s leading supplier of these products.   Petrotechnik is specified by many of the world’s largest petroleum retailers and will double our international Fueling Systems sales and strengthen our distribution network in Europe, Latin America, and Asia.  After the Petrotechnik acquisition, international sales will represent about 50 percent of our total Fueling Systems revenues.”

Key Performance Indicators:

Earnings and Earnings Per Share Before
and After Restructuring and Legal Matters	For the Third Quarter			For the First Nine Months
(in millions except Earnings Per Share)	2010	2009	Change	2010	2009	Change

Net Income attributable to FE Co.,Inc.	$12.2	$8.6	42%	$30.5	$18.3	67%

Restructuring (before tax)	$0.2	$1.0		$5.3	$5.6
Legal matters (before tax)	$-	$-		$3.8	$-

Income tax rate	35.0%	35.0%		35.0%	35.0%
Restructuring, net of tax	$0.2	$0.6		$3.5	$3.6
Legal matters, net of tax	$-	$-		$2.5	$-

Average Fully Diluted Shares Outstanding	23.5	23.4	0%	23.5	23.3	1%

Fully Diluted Earnings Per Share Reported	$0.52	$0.37	41%	$1.30	$0.79	65%

Restructuring Per Share, net of tax	$0.01	$0.03		$0.15	$0.16

Fully Diluted Earnings Per Share before restructuring expenses	$0.53	$0.40	33%	$1.45	$0.95	53%

Legal matters Per Share, net of tax	$-	$-		$0.10	$-

Fully Diluted Earnings Per Share before restructuring expenses and legal matters	$0.53	$0.40	33%	$1.55	$0.95	63%

Net Sales	For the Third Quarter			For the First Nine Months
(in Million US$)	Water	Fueling	Consolidated	Water	Fueling	Consolidated

Sales for 2009	$137.5	$28.5	$166.0	$386.8	$94.3	$481.1

Acquisitions	$-	$2.4	$2.4	$-	$2.4	$2.4
Foreign Exchange	$(0.1)	$(0.3)	$(0.4)	$11.3	$(0.3)	$11.0
Organic Change	$15.5	$4.9	$20.4	$49.1	$(4.8)	$44.3

Sales for 2010	$152.9	$35.5	$188.4	$447.2	$91.6	$538.8

Operating Income and Margins
Before and After Restructuring and Legal Matters
(in Million US$)	For the Third Quarter 2010				For the First Nine Months of 2010
	Water	Fueling	Corporate	Consolidated	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$22.3	$6.6	$(9.5)	$19.4	$65.7	$12.8	$(28.3)	$50.2
Restructuring	$0.2	$-	$-	$0.2	$5.3	$-	$-	$5.3
Legal matters	$-	$-	$-	$-	$-	$3.8	$-	$3.8

Operating Income before restructuring and legal matters	$22.5	$6.6	$(9.5)	$19.6	$71.0	$16.6	$(28.3)	$59.3
% Operating Income To Net Sales	14.6%	18.6%		10.3%	14.7%	14.0%		9.3%
% Operating Income before restructuring and legal matters to Net Sales	14.7%	18.6%		10.4%	15.9%	18.1%		11.0%

	For the Third Quarter 2009				For the First nine Months of 2009
	Water	Fueling	Corporate	Consolidated	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$19.6	$3.9	$(8.0)	$15.5	$43.8	$15.8	$(25.5)	$34.1
Restructuring	$0.9	$0.1	$-	$1.0	$5.4	$0.2	$-	$5.6
Legal Matters	$-	$-	$-	$-	$-	$-	$-	$-

Operating Income before restructuring and legal matters	$20.5	$4.0	$(8.0)	$16.5	$49.2	$16.0	$(25.5)	$39.7
% Operating Income To Net Sales	14.3%	13.7%		9.3%	11.3%	16.8%		7.1%
% Operating Income before restructuring and legal matters to Net Sales	14.9%	14.0%		9.9%	12.7%	17.0%		8.3%

Water Systems

Water Systems revenues were $152.9 million in the third quarter 2010, an increase of $15.4 million or 11 percent versus the third quarter 2009.  All of the Water Systems’ sales growth was organic.

Water Systems sales in the U.S. and Canada represent about half of global Water Systems sales and grew by 16 percent versus the third quarter 2009.  In the U.S. and Canada, sales of groundwater pumping systems for residential applications increased by about 19 percent as a result of ongoing share gains.  Water Systems sales in the developing markets of Latin America, Asia Pacific and Southern Africa, represented about 30 percent of total Water Systems sales and increased by 11 percent versus the third quarter 2009.   Sales in Europe, Middle East and North Africa were flat in U.S. dollars versus the third quarter 2009, but grew by about 10 percent in local currency.

Water Systems operating income before restructuring expenses was $22.5 million in the third quarter 2010, an increase of 10 percent versus the third quarter 2009.  The third quarter 2010 Water Systems operating income margin before restructuring declined by 20 basis points compared to the third quarter prior year.   The Company’s sales and earnings have grown significantly during 2010, and as a result, management has increased the estimates for year-end customer sales incentive programs as well as employee incentive compensation.  During the second half of 2009, the Company was reducing the estimates for these items because of the impact of the recession on the Company’s sales and earnings.   Raw material costs also increased as a percentage of sales during the quarter compared to the third quarter prior year.  Together, these cost increases offset the benefit of operating leverage during the quarter.

Fueling Systems

On September 3, 2010, Franklin Fueling Systems purchased all of the outstanding stock of Petrotechnik Limited for about $15.0 million and was paid with cash on hand.  Petrotechnik’s most recent consolidated annual sales were approximately $40 million.  The Company expects the acquisition to be accretive to earnings per share in 2010, but dilutive to operating income margins.

Fueling Systems revenue of $35.5 million in the third quarter 2010 increased $7.0 million or about 25 percent from the third quarter 2009.  Excluding the Petrotechnik acquisition, third quarter sales were $33.1 million and grew by about 16 percent with about 8 percent growth in the U.S. and Canada and  about 41 percent growth in the rest of the world, with particular strength in Europe and Asia Pacific.

Fueling Systems operating income before restructuring was $6.6 million compared to $4.0 million in the third quarter 2009.  Operating income margins before restructuring were 18.6 percent of sales in the third quarter 2010 and increased by 460 basis points compared to 14.0 percent of sales in the third quarter 2009.  Operating leverage on higher sales volume contributed to the Fueling Systems margin increase.

Overall

The Company’s consolidated gross profit was $59.3 million for the third quarter of 2010, up $9.0 million from the third quarter of 2009. The gross profit as a percent of net sales increased to 31.5 percent for the third quarter of 2010 from 30.3 percent for the third quarter of 2009. The gross profit margin improvement was primarily due to leveraging fixed costs on higher sales.

During the third quarter 2010, selling, general and administrative (”SG&A”) expenses increased by $5.8 million or about 17 percent compared to the third quarter 2009 primarily as a result of higher commissions, sales, marketing and compensation related costs.  SG&A expenses associated with the acquisition of Petrotechnik were $1.0 million, of which $0.5 million were costs to complete the transaction.

Restructuring expenses for the third quarter of 2010 were $0.2 million and reduced diluted earnings per share by approximately $0.01.  Restructuring expenses include severance costs, asset write-downs, and manufacturing equipment relocation costs. The Company is currently exploring additional restructuring opportunities, and will provide investors an estimate of future charges when the plans are definitive.

The Company generated $69.1 million in cash from operations during the first nine months of 2010 versus $88.3 million in the first nine months of 2009.  During the first nine months of 2009 the Company reduced inventories by about $40 million as sales were declining due to recessionary market conditions.  During the first nine months of 2010, inventories increased $2.4 million as sales before Petrotechnik grew by $55 million, or 11 percent, compared to the prior year.   The Company purchased approximately $4.4 million, or about 158 thousand shares, of Company stock pursuant to its authorized stock repurchase program during the first nine months of 2010. The Company had no outstanding balance on its revolving debt agreement at the end of the third quarter of 2010 or at the end of year 2009.

Additionally, on Friday, October 29, 2010, the Board of Directors of Franklin Electric declared a quarterly cash dividend of $0.13 per share payable November 24, 2010 to the shareowners of record on November 11, 2010.

Commenting on the Company’s outlook, Mr. Trumbull added:

“For the fourth quarter, at current exchange rates, we believe that consolidated sales will increase by 15 to 20 percent compared to the prior year and that consolidated earnings per share will be flat to up modestly.

Year on year Water Systems sales are expected to grow by 6 to 8 percent during the fourth quarter as share increases in North America and organic growth in developing regions more than offset negative foreign currency translation effects.  However, we are currently forecasting that Water Systems operating income before restructuring charges will decline by 5 to 10 percent compared to the fourth quarter prior year.  Given our improved sales performance in 2010, incentive payments to distributors for year over year sales growth are expected to be up significantly as will year end incentive compensation payments to employees.  Raw material costs are also expected to increase as a percent of sales compared to the fourth quarter prior year.  Price increases are being implemented in most global Water Systems markets over the next 90 days in order to offset cost increases.

Fourth quarter Fueling Systems sales are expected to grow by 50 to 60 percent compared to prior year.  Excluding the Petrotechnik acquisition Fueling Systems sales are expected to be up 15 to 20 percent.  Fourth quarter Fueling Systems operating income is expected to grow by 30 to 35 percent compared to prior year.  Because Petrotechnik outsources the manufacture of most of their products, our margin on the sale of Petrotechnik products is lower than the operating income margin that we achieve on Fueling Systems traditional product lines.  As a result, while Petrotechnik will be accretive to earnings per share, it will be dilutive to Fueling Systems margins. We are pursuing a number of integration activities that are expected to increase Petrotechnik margins to a level closer to our other Fueling Systems product lines.

So on balance, we believe the full year 2010 will prove to be a solid year of recovery as the Company and our markets emerge from the recession.  We expect full year sales to grow by 12 to 14 percent and full year earnings per share before restructuring and the second quarter legal settlements to increase by 46 to 50 percent.”

A conference call to review earnings and other developments in the business will commence at 5:00pm EDT.  The third quarter 2010 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=44629&c=FELE&mediakey=93B2EFCCC80E460D42F6E022DCDEAF80&e=0

You can add this webcast into your MS-Outlook calendar by clicking on the following link:

http://apps.shareholder.com/PNWOutlook/t.aspx?m=44629&k=38CA4F75

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Monday November 1, 2010 at 8pm EDT through midnight EST on Monday November 8, 2010, by dialing 800-642-1687 for domestic calls and 706-645-9291 for international calls. The replay passcode is 19322096.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, integrations of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 2, 2010 , Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

The Company presents the non-GAAP financial measures of net income before legal matters and restructuring expense, net income per share before legal matters and restructuring expense, operating income before legal matters and restructuring expense and percent operating income before legal matters and restructuring expense to net sales because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	Oct. 2,	Oct. 3,	Oct. 2,	Oct. 3,
	2010	2009	2010	2009

Net sales	$188,409	$166,007	$538,820	$481,082

Cost of sales	129,138	115,764	364,643	338,479

Gross profit	59,271	50,243	174,177	142,603

Selling, general, and administrative expenses	39,596	33,817	118,599	102,898

Restructuring expense	242	964	5,343	5,610

Operating income	19,433	15,462	50,235	34,095

Interest expense	(2,254)	(2,471)	(6,745)	(7,245)
Other income/(expense)	763	445	(1,066)	978
Foreign exchange gain/(loss)	(510)	(520)	(200)	(143)

Income before income taxes	17,432	12,916	42,224	27,685

Income taxes	4,960	4,094	10,973	8,801

Net income	$12,472	$8,822	$31,251	$18,884

Less: Net income attributable to noncontrolling interest	(253)	(190)	(793)	(579)

Net Income attributable to Franklin Electric Co., Inc.	$12,219	$8,632	$30,458	$18,305

Net income per share:
Basic	$0.53	$0.37	$1.32	$0.79
Diluted	$0.52	$0.37	$1.30	$0.79

Weighted average shares and equivalent
shares outstanding:
Basic	23,207	23,102	23,169	23,065
Diluted	23,524	23,420	23,479	23,262

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(In thousands)

	Oct. 2,	Jan. 2,
	2010	2010
ASSETS:

Cash and equivalents	$122,149	$86,875
Receivables	78,807	62,847
Inventories	139,971	134,404
Other current assets	30,867	27,467
Total current assets	371,794	311,593

Property, plant and equipment, net	145,939	147,171
Goodwill and other assets	264,838	259,534
Total assets	$782,571	$718,298

LIABILITIES AND EQUITY:

Accounts payable	$49,761	$31,699
Accrued liabilities	72,568	50,709
Current maturities of long-term
debt and short-term borrowings	2,112	735
Total current liabilities	124,441	83,143

Long-term debt	151,820	151,242
Deferred income taxes	12,014	3,266
Employee benefit plan obligations	63,008	74,179
Other long-term liabilities	8,195	8,865

Redeemable noncontrolling interest	7,414	7,393

Equity	415,679	390,210
Total liabilities and equity	$782,571	$718,298

CONSOLIDATED TATEMENTS OF CASH FLOWS
YEAR TO DATE
(Unaudited)
(In thousands)	October 2,	October 3,
	2010	2009

Cash flows from operating activities:
Net income	$31,251	$18,884
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	18,638	18,778
Stock based compensation	3,434	4,189
Deferred income taxes	9,047	1,493
(Gain)/loss on disposals of plant and equipment	(1,096)	2,940
Restructuring and Asset Impairment charges	2,459	-
Excess tax from share-based payment arrangements	(667)	(61)
Changes in assets and liabilities:
Receivables	(10,769)	3,196
Inventories	(2,449)	39,988
Accounts payable and other accrued expenses	31,507	(1,706)
Income taxes, net	1,374	6,904
Employee benefit plans	(8,956)	(1,755)
Other, net	(4,686)	(4,561)
Net cash flows from operating activities	69,087	88,289
Cash flows from investing activities:
Additions to plant and equipment	(11,193)	(8,215)
Proceeds from sale of plant and equipment	1,591	64
Additions to other assets	(333)	-
Cash paid for acquisitions, net of cash acquired	(11,771)	(16,767)
Net cash flows from investing activities	(21,706)	(24,918)
Cash flows from financing activities:
Proceeds from short-term debt	-	28,000
Repayment of short-term debt	-	(63,000)
Repayment of long-term debt	(712)	(734)
Proceeds from issuance of common stock	1,913	282
Purchase of common stock	(4,390)	-
Excess tax from share-based payment arrangements	667	61
Dividends paid	(9,311)	(9,002)
Net cash flows from financing activities	(11,833)	(44,393)
Effect of exchange rate changes on cash	(274)	5,317
Net change in cash and equivalents	35,374	24,295
Cash and equivalents at beginning of period	86,875	46,934
Cash and equivalents at end of period	$122,149	$71,229